                                 Exhibit 10.84



Effective as of March 15, 1998

Mr. Roger Burlage
Burlage\Edell Productions, inc.
11601 Wilshire Boulevard
Suite 2030
Los Angeles, CA  90025

Re:  CONSULTING AGREEMENT

Dear Roger:

     This letter (the "Agreement") shall confirm the principal terms of the agreement between Burlage\Edell Productions, Inc., ("Lender") f/s/o Roger Burlage ("Burlage") as a consultant for Trimark Pictures, Inc. ("Trimark"). The term "you", as used herein, shall mean Burlage and/or Lender.

1.   CONSULTING FEE:  Eight thousand three hundred thirty-four dollars
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($8,334.00) per month, payable fifty percent (50%) on the fifteenth day of the month beginning March 15, 1998 and fifty percent (50%) on the last day of the month. Said fee shall be payable to Burlage\Edell Productions, Inc., 11601 Wilshire Boulevard, Suite 2030, Los Angeles, CA 90025.

2.   TERM:   At will.  Either party shall have the right to terminate this
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Agreement by giving the other party thirty (30) days prior notice of such party's intent to so terminate (the "Term"). The foregoing notwithstanding, but subject to the provisions of paragraph 3 hereinbelow, neither party shall have the right to terminate this Agreement prior to the first four (4) months of the Term. Once this Agreement is terminated, neither party hereto shall have any further obligation to the other party provided, however, the obligations contained in paragraphs 4 and 5 shall survive the termination of this Agreement.

Mr. Roger Burlage
CONSULTING AGREEMENT
as of March 15, 1998
Page 2


3.   SERVICES AND RESPONSIBILITIES:   The parties acknowledge that all services
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rendered by you on behalf of Trimark shall be on a non-exclusive, first priority basis and shall take precedence over any services you render for any third parties. Notwithstanding the foregoing, you may render services on your own or Lender's behalf which may take priority over the services you are to render to Trimark hereunder.

     Trimark acknowledges that you are involved with the following business activities (collectively, the "Pre-existing Businesses"): (a) setting up a motion picture production entity to fully finance motion picture distribution via a major studio; (b) acting as an agent representing producers of independent motion pictures (but specifically not representing any distribution entity other than LIVE Entertainment); (c) acting as a sales agent for domestic rights of motion picture product primarily geared for television distribution; (d) independent theatrical motion picture production company (but specifically not a distribution entity); (e) independent television production company; (f) rendering consulting services for LIVE Entertainment; and (g) acting as an agent with respect to the sale of a library of motion picture titles.

     In the event that you enter into any other business significantly related to the business activities of Trimark, you shall inform Trimark thereof in writing. Also, you shall advise Trimark, in writing, before you take on any other entertainment consultant arrangement for an entity similar to LIVE or Trimark or if you join the board of directors of any other entertainment company.

     The foregoing notwithstanding and notwithstanding anything to the contrary contained herein, in the event that you do render services which constitute a conflict of interest (other than the Pre-existing Businesses) with Trimark's affairs (as Trimark my ascertain in its sole reasonable discretion), Trimark shall have the right to terminate this Agreement without any further obligation to you whatsoever.

Mr. Roger Burlage
CONSULTING AGREEMENT
as of March 15, 1998
Page 3


     Burlage shall provide Trimark with advice and guidance as Trimark shall reasonably require with respect to Trimark's businesses. Without limiting the generality of the foregoing, Burlage shall specifically offer Trimark advice and guidance, to the best of Burlage's ability, with respect to the following matters: Trimark's theatrical distribution of its product; Trimark's DVD business; Trimark's strategic planning; Trimark's acquisition of product and/or libraries and Trimark's television business.

4.   CONFIDENTIAL INFORMATION; RESULTS AND PROCEEDS:  You hereby expressly agree
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that while employed by Trimark you will not disclose, any confidential matters of Trimark prior to, during or after your employment including the specifics of this contract. The foregoing restriction shall not apply to such information as is generally available to the general public.

5.   NON-RAID: You hereby agree for a period of time commencing upon the date of
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this Agreement and continuing for two (2) years after the later of the termination of this Agreement or your services as a member of the Board of Directors of Trimark Holdings, Inc. (the "Non-Raid Term"), you shall not recruit or hire any individual employed by Trimark during the Non-Raid Term. Trimark shall not recruit or hire an individual employed by you During the Non-Raid Term.

6.   STOCK OPTIONS:  Burlage shall have the option to purchase two thousand
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(2,000) shares of Common Stock per year (granted in January) under terms substantially similar to Trimark's Directors' Stock Option Plan.

7.   INDEMNIFICATION:  Trimark agrees that it will defend, indemnify and hold
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Burlage harmless (including advancement of expenses) for any and all claims, liability, losses, damages, costs, expenses (including reasonable attorneys' fees), judgments and penalties arising out of, resulting from, or asserted against Burlage in connection with the consulting services Burlage is required to render to Trimark hereunder, unless arising as a result of your negligence or willful misconduct.

Mr. Roger Burlage
CONSULTING AGREEMENT
as of March 15, 1998
Page 4


8.   EXPENSES:  During the Term, Trimark will reimburse Burlage for all of
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Burlage's reasonable, pre-approved (by Trimark in writing ) third party expenses paid by Burlage in connection with the services Burlage is required to render thereunder.

9.   HEALTH BENEFITS:  Trimark shall provide Burlage with Trimark's standard
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health insurance (as it may change from time to time) provided, however, that
Burlage shall be responsible for one hundred percent (100%) of the actual, third party premiums associated with providing Burlage such coverage.

10.  PRESS RELEASE:  We shall mutually approve the press release, if any, issued
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regarding your consulting services for Trimark.

11.  OTHER PROVISIONS:  This Agreement shall be binding and supersedes any and
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all other agreements, either oral or in writing.  Any modification of this agreement will be effective only if signed by Trimark and you. This Agreement may be executed via facsimile and/or in counter-parts and all such counter-parts and/or facsimile copies shall be deemed one and the same and an original of this Agreement. This Agreement shall be governed by the laws of the State of California as it pertains to agreements entered into and full performed within the state of California.

          If the foregoing meets with your approval, please countersign this letter and return the fully executed letter to me.

          My best regards.

Sincerely,

/s/ Mark Amin

Mark Amin
Chairman of the Board

Mr. Roger Burlage
CONSULTING AGREEMENT
as of March 15, 1998
Page 5


AGREED TO AND ACCEPTED BY:

BURLAGE\EDELL PRODUCTIONS, INC.

 /s/Roger A. Burlage    Roger A. Burlage, President
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  Signature                Print Name/Title


     I have read the foregoing Agreement and as a material inducement to Trimark Pictures, Inc. to enter into this Agreement, I hereby agree to be bound by the terms and considerations of the Agreement as if personally entered into by myself.

/s/ Roger A. Burlage  4-2-98
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Roger Burlage         Date